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Exhibit 99.1

eUniverse Acquires ResponseBase, LLC

Online Marketing Company to Have an Accretive Impact On
eUniverse's Operating Results

LOS ANGELES—Sept. 9—eUniverse (Nasdaq: EUNI), the leading interactive entertainment network, today announced that it has acquired the assets of ResponseBase, LLC, a profitable Santa Monica, California-based leading online marketing company. ResponseBase is focused on creating innovative online direct response campaigns to promote compelling products and services. In addition, ResponseBase provides e-mail marketing solutions to help companies more effectively reach their customer base and currently manages a database of approximately 30 million permission-based e-mail records.

        eUniverse will purchase the company's assets for cash and retain all 24 employees, including all senior managers. ResponseBase's expansive database will benefit from and provide enhanced distribution for eUniverse's best-of-breed product and services. Additionally, the acquisition will broaden eUniverse's ability to roll out an increased number of compelling offerings by leveraging ResponseBase's proven product research and development capabilities.

        "ResponseBase is a great fit with our existing business. We are gaining a very talented management team that has a successful track record. Additionally, the transaction will provide us with greater distribution, cross promotional opportunities and new product ideas, and strengthen both companies' products and services and advertising business segments," said Brad Greenspan, chairman and CEO of eUniverse. "We believe there are significant synergies between the two organizations that should yield immediate benefits and contribute to eUniverse's long-term growth trend."

        The transaction is expected to be accretive to eUniverse's operating results for fiscal year 2003. The Company plans to address the expected accretive impact of the transaction on its current financial guidance in late October in conjunction with the release of its second quarter operating results. Previously, the Company had forecast revenue and net income of $11.6 million and $1.8 million, respectively, for Q2 of fiscal 2003. Previously for fiscal year 2003, the company had forecast revenue of $52 million with a net income of $9.9, excluding one-time items.

About eUniverse

        eUniverse, Inc. (www.euniverse.com) is the leading interactive entertainment network. Focusing on diversionary entertainment, the network is consistently ranked as a top 15 Internet property according to Nielsen//NetRatings. The eUniverse network includes Flowgo (www.flowgo.com), the largest entertainment Web site according to Nielsen//NetRatings; comedy site Madblast (www.madblast.com); dating site Cupid Junction (www.cupidjunction.com); and one of the largest e-mail newsletter networks, delivering entertaining and informative content to more than 50 million opt-in subscribers with such titles as Infobeat, IntelligentX and GossipFlash.

Safe Harbor Statement

        Information contained in this press release contains "forward-looking statements" which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "should," or "anticipates": or the negative thereof or given that the future results covered by such forward- looking statements will be achieved. The preceding matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results covered in such forward-looking statements. Other factors could also cause actual results to vary materially from the future results covered in such forward-looking statements.

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  Exhibit 99.1
eUniverse Acquires ResponseBase, LLC